Exhibit (n)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated October 14, 2002, relating to the financial statements and financial highlights which appears in the September 30, 2002 Annual Report to Shareholders of Ellsworth Convertible Growth and Income Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Accountants" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
September 2, 2003